EXHIBIT 99.1

Hub Group Announces the Acquisition of Estenson Logistics

Hub Group to acquire dedicated carrier; offers customers a more complete multi-modal solution

Transaction Highlights

  Hub Group announces agreement to acquire Estenson Logistics for $306 million
  Adds dedicated service offering to be named Hub Group Dedicated Services
  Allows Hub Group to offer a more complete multi-modal solution to its customers
  Provides significant dedicated cross-selling opportunities
  Leadership continuity: founder Tim Estenson and senior leadership team will lead Hub Group Dedicated Services
  Accretive to earnings in 2017

OAK BROOK, Ill., May 25, 2017 (GLOBE NEWSWIRE) -- Hub Group, Inc. (“Hub Group”) (NASDAQ:HUBG), one of the nation’s leading freight transportation management companies, announced today that its subsidiary, Hub Group Trucking, Inc., has entered into an agreement to acquire the business of Estenson Logistics, LLC (“Estenson” or the “Company”) for approximately $306 million (the “Transaction”).  Hub Group expects the Transaction will close on or about July 1, 2017, subject to the satisfaction of customary closing conditions and required approvals.  Following the closing of the Transaction, the business will be named Hub Group Dedicated Services and will operate as part of Hub Group Trucking.

“We are extremely pleased to welcome Estenson’s drivers, employees, and customers into the Hub Group family,” said David Yeager, Hub Group Chairman and Chief Executive Officer. “We have been searching for an acquisition in the dedicated space for some time and have found an organization with a great fit in terms of culture, management style and business philosophy. Estenson has a long history of outstanding customer service and is focused on safety and providing its employees with a solid foundation for growth.  We believe that cross-selling opportunities are in excess of $100 million in the next five years.  We are looking forward to working with the Estenson team.”

Estenson was founded in 1999 and has grown to be the 14th largest dedicated contract carrier in North America, according to Transport Topics.  The Company was recently recognized as The Home Depot’s Dedicated Van Partner of the Year for 2016.  Estenson is a best in class operator with over 1,200 power units and over 5,000 trailers operating at approximately 120 customer locations.  For its year ended December 31, 2016, Estenson generated revenue of approximately $250 million.

With the addition of this dedicated service, Hub Group will offer a more complete multi-modal solution to its customers, which will include intermodal, truck brokerage, logistics and dedicated trucking.  Hub Group expects to accelerate Hub Group Dedicated Services growth through cross-selling opportunities from its diverse customer base.  Hub Group’s trucking operation will expand to over 3,800 power units, which will result in opportunities to more efficiently deploy equipment and drivers.  The Company’s leadership team, including Tim Estenson, CEO, will continue in their current roles.  Hub Group Dedicated Services will be headquartered in Mesa, Arizona.

“We built our company from the ground up and we are passionate about a superior customer experience and employee satisfaction,” said Tim Estenson. “It was extremely important to me personally to find a home for us that shares those values. This is why we are extremely excited to be a part of the Hub Group family and I am looking forward to staying on board to see our company continue to flourish.”

FINANCIAL DETAILS
The Transaction consideration of approximately $306 million includes approximately $17 million related to recent equipment investments.  Excluding this amount, the Transaction represents an enterprise value of approximately $289 million, or 6.75x 2016 Adjusted EBITDA.  A portion of the consideration will consist of the opportunity for the seller to receive up to $6 million in the event certain EBITDA targets are met for the two years following the closing.  The Transaction will be financed with a combination of cash, an assumption of Estenson’s secured equipment notes and borrowings under a new credit facility that will become effective as of the closing date.  Hub Group expects the Transaction to be accretive to earnings in 2017.

CONFERENCE CALL
Hub Group will hold a conference call at 5:30 p.m. Eastern time on Thursday, May 25, 2017 to discuss the acquisition.  Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Don Maltby, Chief Operating Officer, Terri Pizzuto, Chief Financial Officer and Geoff DeMartino, Vice President of Corporate Development.

The call is being webcast and can be accessed through the investor’s link on Hub Group’s Website at www.hubgroup.com.  The webcast is listen only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please dial (866) 323-5460 approximately 10 minutes prior to the call and provide Conference ID 29665168.  The call will be limited to 60 minutes including questions and answers.

An audio replay will be available through the investor’s link on the Company’s Web site at www.hubgroup.com.  This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors, including, an acquisition’s accretive value or impact on earnings.  Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2016 and the quarterly report on Form 10-Q for the quarter ended March 31, 2017.  Hub Group assumes no liability to update any such forward-looking statements.

ABOUT HUB GROUP: Hub Group Inc. is a transportation management company that provides multi-modal solutions throughout North America, including intermodal, truck brokerage and logistics services. As a publicly traded company with nearly $3.6 billion in revenue, Hub Group’s organization of over 2,500 employees delivers innovative, customer-focused solutions and industry leading service to help customers better control supply chains and their costs.  For more information, visit www.hubgroup.com.

ABOUT ESTENSON: Estenson Logistics, LLC is an asset-based carrier specializing in providing custom designed, technology driven dedicated transportation and logistics services.  Estenson embraces a commitment to safety, efficiency, technology and innovation, and prides itself on maintaining superior service levels on a constant and consistent basis.

Contact: Maralee Volchko - Hub Group; 1-630-271-3745 / mvolchko@hubgroup.com